Exhibit 99.2

IHOP Corp.

Fourth Quarter and Fiscal 2003 Conference Call

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s fourth quarter and fiscal 2003 conference call.  As a reminder today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Introductions – Stacy Roughan

Good morning and thank you for participating on IHOP’s fourth quarter and fiscal 2003 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to remind you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Performance Overview

Thanks, Stacy.  What a great year 2003 was for us.  It was a year filled with impressive accomplishments which included strong sales growth and record breaking promotional sales.  System-wide retail sales grew to a record $1.7 billion in 2003 as we increased retail sales at our franchise and company restaurants and added new restaurants to the IHOP system.  We experienced same store sales increases of 4.8% for the year, which were our best annual gains in over 10 years.  Our success in driving same stores sales results was due primarily to the innovative product promotions we introduced throughout the year and a focus on improving operations.   We ended the year on a very strong note, with the introduction of our fifth product promotion —  Stuffed Crepes —  which contributed to the excellent 6.0% same store sales gains we experienced in the fourth quarter.  These are great results that continue to lead our competitors and show that our broader vision of becoming number one in family dining is at work.

For fiscal 2003, we reported EPS of $1.70 per diluted share, which was right in the middle of our guidance range of $1.65 to $1.75.  This performance was inclusive of charges associated with our business model change and reorganization totaling $9.1 million, or $0.26 per diluted share.  For the fourth quarter, we reported EPS of $0.41 per diluted share.  This decrease primarily reflects our transition to the new business model since we developed and financed 30 fewer IHOP restaurants during the quarter versus last year.

In 2003, we moved away from funding the development of new IHOP restaurants and our franchisees resoundingly supported this new direction.  We have signed agreements to open 137 new IHOP’s and have obtained commitments from prospective franchise developers to build and operate as many as 79 additional new restaurants.  This totals nearly 230 new restaurants slated for development over the next several years, which moves us toward our target of developing 60 restaurants a year in steady state.  This is significant progress as we look to develop the 400 to 800 IHOP locations we believe possible in the U.S.

In addition to the changes in the way IHOP restaurants are developed, the transition to our new model has also transformed our ability to grow our business through improved Marketing, Operations, Training and Product R&D.

Our re-energized Marketing included the launch of our “Come hungry. Leave happy” advertising campaign at the beginning of the year.  This campaign was supported by improved media buying strategies and two national network flights — which was a first for IHOP.  Our campaign featured unique limited-time offers that raised the level of IHOP awareness and enthusiasm nationwide.  We effectively communicated our promise of an excellent guest experience to motivate guests to visit more often.  As a result, we drove traffic increases system-wide.  And, the strength of our Marketing campaign recently achieved international recognition winning a bronze Medallion for Advertising and Marketing Effectiveness.  The AME award recognizes the effectiveness, as well as the creativity, of advertising and marketing on a global scale.  In the first year of our campaign, this is a strong validation of our Marketing strategies to re-energize the IHOP brand.

To ensure we continue providing a great guest experience, we successfully implemented a large scale Mystery Shop program.  This has resulted in more than 15,000 shops during 2003 — with the majority of our restaurants being shopped 14 times last year.  The invaluable feedback from Mystery Shops has been incredibly useful; both in terms of letting us know what we are doing well, but more importantly, where our opportunities for improvements lie.  Our franchisees have truly embraced the program and now use the results to set goals for operational and service improvements.

We also recognized the need to address a handful of poor restaurant operators who have a negative effect on the IHOP brand.  We systematically attacked the problem, and have reduced the number of these operators from our system in just the past few months.

Training retooled its entire promotion training process and utilized a “Train the Trainer” process that reached more than 50,000 team members five times in 2003 with each product promotion introduction.  Additionally, Training rolled out an improved restaurant opening program that resulted in reduced turnover and higher sales at new restaurants.  Our restaurant team members responded with enthusiasm to these changes and there is a new excitement and passion for great service at our restaurants.  With an added emphasis on hospitality training this year, we expect to benefit from continued Training progress as our restaurant team members fully implement our guest service initiatives.

We also spent a great deal of time and resources rehabilitating and refranchising Company-operated restaurants.  This enabled us to refranchise a record number of these restaurants in 2003.  We are pleased with the progress with have made in separating Company and franchise operations.  As you may recall, during our reorganization, we established the separate management of Company-operated and franchised restaurants.  This move allowed us to more effectively improve the performance of Company-operated restaurants and refranchise them in an accelerated manner.  We expect this to continue in 2004 as our dedicated Company Operations group works to drive substantial improvements with the aim of refranchising Company restaurants more quickly.

Product R&D created and developed product concepts for in-restaurant testing throughout the year and our promotional calendar is filled with promising products for 2004.  We conducted menu research in more than 160 restaurants throughout our system and are set to bring a new and improved breakfast, lunch and dinner experience to our guests in the coming years.

Finally, we want to recognize our franchisees.  Our accomplishments and results for the year wouldn’t have been possible without their

collaboration and support.   Together, we are setting higher standards and raising performance expectations for each IHOP restaurant.

In 2003, our invitation to our guests was to “come hungry” and to “leave happy.”  We delivered that promise in 2003.  We did this by putting in place and beginning to execute all of the strategies I mentioned earlier and more.  We created a real sense of “contagious momentum” by simply demonstrating the strength of the IHOP brand.  Our franchisees and employees are committed to our vision of becoming number one.  We’ve seen the positive results this alignment can affect in just one year.

Now, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti, to review our financial performance for the quarter and year.

Tom Conforti – Financial Overview

Thanks, Julia and good morning everyone.  Today, I would like to walk you through a top-line presentation of our financial performance for the fourth quarter and fiscal 2003.  I am sure the majority of you have had the opportunity to review the numbers, so I shall keep my comments to key points.

For the quarter, we reported a 26.4% decrease in net income to $8.8 million, or a decrease of 26.8% in diluted earnings per share to $0.41.  This decrease primarily reflects the impact of our new business model transition as we developed and financed 30 fewer IHOP restaurants during the quarter than 2002’s fourth quarter.

For fiscal 2003, we reported a decrease of 10.0% in net income to $36.8 million from $40.8 million in 2002, and a decrease of 11.5% in diluted net income per share to $1.70 in 2003 from $1.92 in 2002.  The $1.70 reflects the mid-point of our earnings guidance range, which we shared with you last year.  IHOP’s net income and diluted net earnings per share performance was impacted during the year by charges of $9.1 million, or $0.26 per diluted share, associated with our business model change announced in January and our subsequent reorganization in July of last year.  Excluding these charges, net income for 2003 would have increased 3.9% to $42.5 million, or 2.1% in diluted net income per share of $1.96.  While our full year 2003 was similarly impacted by our developing and financing 30 fewer restaurants during the year, this decrease was offset by an increase in the actual number of restaurants franchised and exceptional same-store sales performance.

As we’ve previously indicated, because of the transition to our new operating model, we expected to see a reduction in revenues.  Total revenues for the quarter decreased 4.3% to $102.8 million, and increased 10.6% to $404.8 million for the full year. This decrease for the quarter was primarily attributable to a reduction in the number of IHOP developed restaurants franchised versus 2002.  For the year, total revenues increased as we benefited from both a 10.4% increase in the number of effective franchise restaurants to 931, and a 4.8% increase in same-store sales during 2003.

Now, let me briefly cover our profit performance by our four key reporting segments.

Franchise Operations revenues grew by 11.7% for the quarter and 13.9% for 2003 as franchise retail sales increased.  Franchise operations expenses increased by 17.8% for the quarter and 16.6% for 2003 with a higher level of advertising support during the year as well as financial assistance relief granted to the operators of franchise restaurants.  This short-term subsidy is aimed at helping return franchisees to profitability and to help us to avoid costlier take back scenarios.  Profit from Franchise Operations increased for the quarter by 6.8% and by 11.7% for the full year as retail sales in franchise restaurants increased.

Rental revenues increased by 16.6% for the quarter and 17.7% for the full year due to an increase in the number of operating leases associated with new and refranchised restaurants.  Rental expenses increased by 16.2% for the quarter and 17.4% for 2003 because of this increase in the number of operating leases.  As a result, Rental Operations profit increased for the quarter by 17.7% and by 18.8% for the full year by having more franchise restaurants in total.

Financing Operations revenues decreased by 25.6% for the quarter because 30 fewer restaurants were developed in the fourth quarter versus fourth quarter 2002.  For the year, Financing operations revenues increased by 5.4% due to an increase in franchise and equipment note interest income associated with the restaurants we franchised.  Expenses in this segment decreased 19.0% for the quarter as fewer restaurants were developed, and increased 14.2% for the full year as we incurred additional interest expense associated with our November 2002 private placement.  Financing operations profit decreased 37.1% for the quarter as a result of this lower development level.  And, for the year, Financing operations profit decreased 5.5% for 2003 primarily due to the expense related to the private placement and lower overall development activity.

Our final segment, Company Operations, ended the year with a loss of $2.8 million for the quarter and $6.9 million for 2003.  I want to address this in more detail as it underperformed our expectations.

To start, sales performance, on average, outperformed the system as a whole with an overall increase of 6.2%.  That’s good news.  In addition, we were quite successful refranchising Company-operated units as we ended 2003 with only 44 Company units compared to 76 at the end of 2002.  That’s also good news as we benefit both strategically and financially when strong franchisees operate these units instead of IHOP.  Of course, we expect the Company market we are developing in Cincinnati to be the exception as we look to use it to demonstrate world class operations.

However, our loss in this segment increased for a number of reasons.  First and most significantly, labor costs were higher.  The higher costs were driven by a number of factors.  Higher workers’ compensation expense played a role.  Higher incentive costs resulting from exceptional sales performance and the refranchising of restaurants were also factors.  Finally, we believe there is a significant opportunity for better labor management going forward than we achieved in 2003.  And, we believe we can accomplish this without sacrificing the quality of our guest experience.  All of these contributing factors are being addressed by our new dedicated Company operations team and we expect significant improvement in all these areas in 2004.  The other cause of profit weakness was brought on by our success in refranchising restaurants.  As we refranchised our stronger restaurants, we missed the profit contribution we had experienced from these restaurants in 2002.  Also, there were higher than normal exit costs associated with each refranchised restaurant, such as food costs, severance pay out, and transitional operating support provided to the new franchisee.

Moving on to general and administrative expenses, G&A increased for the quarter by 24.5% to $16.0 million and by 10.2% for the full year to $54.6 million.  The increases for both the quarter and year were primarily due to higher employee incentive charges than 2002.  In 2002, effectively no bonuses were paid to corporate employees.  This expense increase accounts for approximately one half of the total SG&A increase for the year.

Turning to our key balance sheet items, the balance of cash and cash equivalents at December 31, 2003 decreased by 71.6% to $28.0 million from $98.7 million at the end of last year.  This was principally due to the more productive deployment of cash into highly liquid investment grade corporate bonds.  Long-term receivables increased to $354.0 million from $332.8 million at the end of last year due to IHOP’s financing activities associated with the sale of franchises and equipment.  The balance of property and equipment increased 9.8% to $314.2 million versus 2002 due to new restaurant development.  For 2003, total Capex related to restaurant development was $80.5 million, compared to $141.7 million in 2002, reflecting the benefit of our transition from the old to the new business model.

Now, let’s take a look at a couple of cash flow measures and how they performed in 2003.  First, cash from operations ended at $71.3 million.  Free cash flow — cash from operations less capital expenditures – was negative $9.2 million, better than our previous guidance range of negative $15 million to $25 million.  That’s a significant improvement from negative $63.6 million in 2002, reflecting the pay off of our new business model.

Now, I’d like to turn the call back to Julia.

Julia Stewart – 2004 Executional Agenda

Thanks, Tom.  Clearly, we accomplished a great deal during the past year, but much of the work we did was to prepare us for 2004 and beyond.  Now, the job gets even tougher.  We’ll need to stay on top while the competition starts to fight back.  We’ve gone back to the basics to deepen our understanding of who we are and what we mean to our guests.  Our strategy in 2004 is all about delivering the promise conveyed in our slogan, “Come hungry. Leave happy.”

We are on the forefront of change in an organization that is dedicated to supporting our franchisees and restaurant team members so they will take better care of our guests.  We will continue to execute the proven business strategies responsible for re-energizing our system to date.  We believe there is a great deal of upside left to capture.  And, significant and ongoing improvements are possible in every area of our business.

Our future financial success revolves around three initiatives — driving sales, supporting franchisee development and strategically investing in the business.

Driving sales is a goal for every person at IHOP.  Marketing, Product R&D, Operations and Training will continue to support strategies that produced our strong same-store sales performance in 2003.  We will also look for ways to introduce complimentary initiatives to optimize our approach.  We will introduce a third flight of national network advertising and continue to work to optimize our local market media spending.  We will introduce six limited time product promotions throughout the year to create reason for guests to visit more often.

Product R&D is focused on continuous menu improvements throughout the year.  In 2004, these improvements will include seamless enhancements to existing menu items, revitalizing our most popular offerings and adding successful product promotions to our core menu.  Our guests are asking for new choices and consumers tell us that they will visit more frequently if we offer greater variety and better tasting food.  For a brand whose heritage is built on breakfast, we can categorically say that IHOP owns breakfast in America.  We are going to protect this stronghold.  But for the first time in many years, we are letting our guests know that we are just as serious about lunch and dinner as we are about breakfast.  Our greatest sales opportunity lies in successfully driving traffic throughout the day.  For these reasons, we believe the best is yet to come.

We will continue our Mystery shopper program with four shops per restaurant per quarter.  This gives us an impartial and important third party measure of how successfully we are meeting the promise of a great guest experience. Our push to remove substandard franchisees should largely be completed in 2004, and we will move forward by sharing and learning from only the best franchisees in our system.  We have also changed the focus of our field consultants as they work toward becoming greater business partners with our franchisees.  And, we created new positions to perform the standards enforcement function which field consultants were previously responsible for.  Now, a dedicated group will perform operational audits while our field consultants will focus on driving franchisee performance.  We expect to see the benefit of this value-added focus during 2004.

As we train in each new product promotion, we will use these training meetings to also refocus our employees on hospitality.  Hospitality has been identified as an important area where we could meaningfully improve our guests’ perceptions of IHOP.  It’s about delivering the promise of a great guest experience, and we are dedicated to this endeavor.

We will develop a new Company market in Cincinnati as a part of our renewed focus on operational excellence.  We intend to create a market in which we can develop “best in class” operational initiatives and training programs as well as test new products and marketing programs for use in our franchised restaurants throughout the country.  We expect the first restaurants in Cincinnati to open in the second half of this year.

Finally, we will strategically invest in Information Technology.  We have a tremendous opportunity to leverage technology in our restaurants that will have a real, quantifiable business impact.  At the Restaurant Support Center, technology solutions will be aimed at improving franchisee relations and support, and automating and streamlining the process of restaurant development.  Most importantly, we will dramatically increase our ability to access and analyze data throughout our system to equip us with improved information to help us to make better strategic decisions every day.

In 2003, we achieved great success, but we have only just begun to realize the power of our brand.  2004 will be about optimizing those strategies already at work to deliver the promise to our franchisees, our employees and our shareholders of an even better year than 2003.  We will do this by focusing on our three strategic priorities:  driving sales, supporting franchise development and strategically investing in our business.

Now, we’d be pleased to answer any questions you might have.